Exhibit 99.1

Primoris Services Corporation Reports First Quarter 2023 Results

Dallas, TX – May 9, 2023– Primoris Services Corporation (NYSE: PRIM) (“Primoris” or the “Company”) today announced financial results for its first quarter ended March 31, 2023 and provided comments on the Company’s operational performance and outlook for 2023.

For the first quarter of 2023, Primoris reported the following highlights (1):

●	Revenue of $1,256.9 million, up $472.5 million, or 60.2 percent, compared to the first quarter of 2022 driven by strong growth in both the Utilities and Energy segments and in part by the PLH and B Comm acquisitions;
●	Net income of $1.3 million, or $0.02 per diluted share, up $3.0 million, or $0.05 per diluted share, from the first quarter of 2022;
●	Adjusted net income of $9.9 million, or $0.18 per diluted share, an increase of $9.4 million, or $0.17 per diluted share, from the first quarter of 2022;
●	Backlog of $5.6 billion, up 38.1 percent from the first quarter of 2022, including Master Service Agreements (“MSA”) backlog of $2.0 billion;
●	Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) of $52.8 million, up $30.2 million, or 133.5 percent, from the first quarter of 2022.
(1)	Please refer to “Non-GAAP Measures” and Schedules 1, 2, 3 and 4 for the definitions and reconciliations of our Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA.”

“Primoris started 2023 with solid results in the first quarter, surpassing our goals in revenue, gross profit and earnings per share, marking a significant improvement from the first quarter of 2022,” said Tom McCormick, President and Chief Executive Officer of Primoris. “I want to recognize and congratulate our employees for their dedication to achieving these results through prioritizing safety, quality and productivity.”

“In the face of a challenging economic environment, we continue to see resilience across our key growth markets of renewables, power delivery and communications. We are also seeing steady contributions from other markets where we participate and are optimistic about further improvements in our pipeline businesses from the cyclical trough in 2022.”

“Our backlog remains at record levels due to our ability to win work and successfully execute on behalf of our clients. This includes recent awards for a carbon capture utilization and storage pipeline project and a utility-scale solar project in the Southwest,” he added. “While some uncertainty remains as to the economic conditions over the coming quarters, we are confident that we will be able to build on our first quarter to reach our full year 2023 objectives.”

First Quarter 2023 Results Overview

Revenue was $1,256.9 million for the three months ended March 31, 2023, an increase of $472.5 million, compared to the same period in 2022. The increase was primarily due to strong growth across our renewables, industrial and pipeline businesses, as well as contributions from the PLH and B Comm acquisitions. Gross profit was $99.7 million for the three months ended March 31, 2023, an increase of $43.2 million, or 76.6 percent, compared to the same period in 2022. The increase was primarily due to an increase in revenue and margins. Gross profit as a percentage of revenue increased to 7.9 percent for the three months ended March 31, 2023, compared to 7.2 percent for the same period in 2022, primarily as a result of improved margins in the renewables business and positive margins in the pipeline services business.

This press release includes Non-GAAP financial measures. The Company believes these measures enable investors, analysts and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. Please refer to “Non-GAAP Measures” and Schedules 1, 2 and 3 for the definitions and reconciliations of the Company’s Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA”.

During the first quarter of 2023, net income was $1.3 million compared to a net loss of $1.7 million in the prior year. Adjusted Net Income was $9.9 million for the first quarter, compared to $0.4 million for the same period in 2022. Diluted earnings per share (“EPS”) was $0.02 for the first quarter of 2023 compared to ($0.03) for the same period in 2022. Adjusted EPS was $0.18 for the first quarter of 2023, compared to $0.01 for the first quarter of 2022. Adjusted EBITDA was $52.8 million for the first quarter of 2023, compared to $22.6 million for the same period in 2022.

In the first quarter of 2023, we changed our reportable segments in connection with the realignment of our internal organization and management structure, and now we report in two segments: Utilities and Energy. Revenue and gross profit for the segments for the three months ended March 31, 2023 and 2022 were as follows:

Segment Revenue

(in thousands, except %)

(unaudited)

	For the three months ended March 31,
	2023		2022
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Utilities	$528,892	42.1%	$358,728	45.7%
Energy	728,004	57.9%	425,656	54.3%
Total	$1,256,896	100.0%	$784,384	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the three months ended March 31,
	2023		2022
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Utilities	$33,569	6.3%	$22,354	6.2%
Energy	66,163	9.1%	34,132	8.0%
Total	$99,732	7.9%	$56,486	7.2%

Utilities Segment (“Utilities”): Revenue increased by $170.2 million, or 47.4 percent, for the three months ended March 31, 2023, compared to the same period in 2022, primarily due to the acquisitions of PLH and B Comm and increased activity in our legacy power delivery and communications markets. Gross profit for the three months ended March 31, 2023 increased by $11.2 million, or 50.2 percent, compared to the same period in 2022. The increase is primarily attributable to the higher revenue and impact of improved rates on power delivery services to offset inflation pressures. Gross profit as a percentage of revenue increased slightly to 6.3 percent during the three months ended March 31, 2023 compared to 6.2 percent for the same period in 2022.

Energy Segment (“Energy”): Revenue increased by $302.3 million, or 71.0 percent, for the three months ended March 31, 2023, compared to the same period in 2022. The increase year-over-year was primarily due to increased renewable energy activity, increased pipeline project work, increased industrial activity in the Gulf Coast and contributions from the PLH acquisition. Gross profit for the three months ended March 31, 2023, increased by $32.0 million, or 93.8 percent, compared to the same period in 2022, primarily due to higher revenue and margins. Gross profit as a percentage of revenue increased to 9.1 percent during the three months ended March 31, 2023, compared to 8.0 percent in the same period in 2022, primarily due to increased revenue on higher margin renewable energy projects in 2023 and higher costs on a pipeline project in the Mid-Atlantic from unfavorable weather conditions experienced in 2022.

Other Income Statement Information

Selling, general and administrative (“SG&A”) expenses were $78.0 million during the quarter ended March 31, 2023, an increase of $22.6 million, or 40.7 percent, compared to 2022, primarily, due to the acquisitions of PLH and B Comm and increased costs to support our strong organic growth. SG&A expense as a percentage of revenue decreased to 6.2 percent in the first quarter of 2023, compared to 7.1 percent in the first quarter 2022 primarily due to improved operating leverage on increased revenue.

Interest expense, net for the quarter ended March 31, 2023 was $18.5 million compared to $2.9 million for the quarter ended March 31, 2022. The increase of $15.6 million was due to higher average debt balances from the borrowings incurred related to the PLH acquisition, higher average interest rates, and a $0.5 million unrealized loss on our interest rate swaps in 2023 compared to a $2.9 million unrealized gain in 2022. Interest expense for the full year 2023 is expected to increase to approximately $73 to $77 million due to higher debt balances and higher interest rates.

The effective tax rate for the three-month period ended March 31, 2023, of 28.0 % differs from the U.S. federal statutory rate of 21.0% primarily due to state income taxes and nondeductible components of per diem expenses. We recorded income tax expense for the three months ended March 31, 2023, of $0.5 million compared to a tax benefit of $0.6 million for the three months ended March 31, 2022. The $1.1 million increase in income tax expense is primarily driven by a $4.1 million increase in pretax income.

Outlook

The Company is maintaining its estimates for the year ending December 31, 2023. Net income is expected to be between $2.10 and $2.30 per fully diluted share. Adjusted EPS is estimated in the range of $2.50 to $2.70 for 2023. Adjusted EBITDA for the full year 2023 is expected to range from $350 million to $370 million.

The Company is targeting SG&A expense as a percentage of revenue in the low six percent range for full year 2023. The Company’s targeted gross margins by segment are as follows: Utilities in the range of 9 to 11 percent and Energy in the range of 10 to 12 percent. The Company expects its effective tax rate for 2023 to be approximately 28 percent, but it may vary depending on the mix of states in which the Company operates.

Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures. Please refer to “Non-GAAP Measures” and Schedules below for the definitions and reconciliations. The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s website at www.prim.com.

Backlog

(in millions)

	Backlog at March 31, 2023
Segment	Fixed Backlog	MSA Backlog	Total Backlog
Utilities	$189.8	$1,767.3	$1,957.1
Energy	3,357.1	245.1	3,602.2
Total	$3,546.9	$2,012.4	$5,559.3

At March 31, 2023, Fixed Backlog was $3.5 billion consistent with our backlog at December 31, 2022. MSA Backlog was $2.0 billion, up $0.1 billion compared to backlog on December 31, 2022. MSA Backlog represents estimated MSA revenue for the next four quarters. Total Backlog as of March 31, 2023 was $5.6 billion, which represented a new record backlog for the Company. The Company expects that during the next four quarters, the Company will recognize as revenue approximately 74 percent of the total backlog at March 31, 2023, comprised of backlog of approximately: 100 percent of the Utilities segment and 60 percent of the Energy segment.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue. Revenue from certain projects where scope, and therefore contract value, is not adequately defined, is not included in Fixed Backlog. At any time, any project may be cancelled at the convenience of the Company’s customers.

Balance Sheet and Capital Allocation

At March 31, 2023, the Company had $94.8 million of unrestricted cash and cash equivalents. In the first quarter of 2023, capital expenditures were $13.8 million, including $4.4 million in construction equipment purchases. The Company estimates capital expenditures for the full year 2023 to total between $80 million and $100 million, which includes $40 million to $60 million for equipment. For the remaining nine months of 2023, capital expenditures are expected to total between $70 million and $90 million, which includes $40 million to $60 million for equipment.

The Company also announced that on May 3, 2023, its Board of Directors declared a $0.06 per share cash dividend to stockholders of record on June 30, 2023, payable on approximately July 14, 2023.

In November 2021, our Board of Directors authorized a $25.0 million share purchase program. Under the share purchase program, we can, depending on market conditions, share price and other factors, acquire shares of our common stock on the open market or in privately negotiated transactions. In February 2022, our Board of Directors replenished the limit to $25.0 million. During the three months ended March 31, 2023 and 2022, we did not purchase any shares of common stock. As of March 31, 2023, we had $19.0 million remaining for purchase under the share purchase program. The share purchase plan expires on December 31, 2023.

Conference Call and Webcast

As previously announced, management will host a conference call and webcast on Wednesday, May 10, 2023, at 9:00 a.m. U.S. Central Time (10:00 a.m. U.S. Eastern Time). Tom McCormick, President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will discuss the Company’s results and business outlook.

Investors and analysts are invited to participate in the call by phone at 1-888-330-3428, or internationally at 1-646-960-0679 (access code: 7581464) or via the Internet at www.prim.com. A replay of the call will be available on the Company’s website or by phone at 1-800-770-2030, or internationally at 1-647-362-9199 (access code: 7581464), for a seven-day period following the call.

Presentation slides to accompany the conference call are available for download under “Events & Presentations” in the “Investors” section of the Company’s website at www.prim.com.

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted accounting principles in the United States (“GAAP”). Primoris uses earnings before interest, income taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS as important supplemental measures of the Company’s operating performance. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. The non-GAAP measures presented in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, Primoris’ method of calculating these measures may be different from methods used by other companies, and, accordingly, may not be comparable to similarly titled measures as calculated by other companies that do not use the same methodology as Primoris. Please see the accompanying tables to this press release for reconciliations of the following non‐GAAP financial measures for Primoris’ current and historical results: EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.

About Primoris

Primoris Services Corporation is a leading specialty contractor providing critical infrastructure services to the utility, energy/renewables and pipeline services markets throughout the United States and Canada. The Company supports a diversified base of blue-chip customers with engineering, procurement, construction and maintenance services. A focus on multi-year master service agreements and an expanded presence in higher-margin, higher-growth markets such as utility-scale solar facility installations, renewable fuels, power delivery systems and communications infrastructure have also increased the Company’s potential for long-term growth. Additional information on Primoris is available at www.prim.com.

Forward Looking Statements

This press release contains certain forward-looking statements, including the Company’s outlook, that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “will”, “would” or similar expressions. Forward-looking statements include information concerning the possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally. Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in the mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for the Company’s services; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; inflation and other increases in construction costs that the Company may be unable to pass through to customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; increases in interest rates and slowing economic growth or recession; the instability in the banking system as a result of recent bank failures; costs incurred to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in the Company’s operations; the results of the review of prior period accounting on certain projects and the impact of adjustments to accounting estimates; developments in governmental investigations and/or inquiries; intense competition in the industries in which the Company operates; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to maintain safe worksites; risks or uncertainties associated with events outside of the Company’s control, including severe weather conditions, public health crises and pandemics, political crises or other catastrophic events; client delays or defaults in making payments; the availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; possible information technology interruptions or inability to protect intellectual property; the Company’s failure, or the failure of the Company’s agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing legal requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Company Contact
Ken Dodgen	Blake Holcomb
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bholcomb@prim.com

PRIMORIS SERVICES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Revenue	$1,256,896	$784,384
Cost of revenue	1,157,164	727,898
Gross profit	99,732	56,486
Selling, general and administrative expenses	78,009	55,455
Transaction and related costs	2,695	323
Operating income	19,028	708
Other income (expense):
Foreign exchange gain (loss), net	926	(116)
Other income (expense), net	331	(9)
Interest expense, net	(18,465)	(2,876)
Income (loss) before provision for income taxes	1,820	(2,293)
(Provision) benefit for income taxes	(510)	619
Net income (loss)	1,310	(1,674)

Dividends per common share	$0.06	$0.06

Earnings (loss) per share:
Basic	$0.02	$(0.03)
Diluted	$0.02	$(0.03)

Weighted average common shares outstanding:
Basic	53,184	53,240
Diluted	53,944	53,240

PRIMORIS SERVICES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	March 31,	December 31,
	2023	2022

ASSETS
Current assets:
Cash and cash equivalents	$94,756	$248,692
Accounts receivable, net	746,493	663,119
Contract assets	721,905	616,224
Prepaid expenses and other current assets	118,585	176,350
Total current assets	1,681,739	1,704,385
Property and equipment, net	483,612	493,859
Operating lease assets	219,150	202,801
Intangible assets, net	243,307	249,381
Goodwill	871,712	871,808
Other long-term assets	23,200	21,786
Total assets	$3,522,720	$3,544,020
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$561,277	$534,956
Contract liabilities	268,070	275,947
Accrued liabilities	224,083	245,837
Dividends payable	3,196	3,187
Current portion of long-term debt	77,538	78,137
Total current liabilities	1,134,164	1,138,064
Long-term debt, net of current portion	1,034,855	1,065,315
Noncurrent operating lease liabilities, net of current portion	142,876	130,787
Deferred tax liabilities	54,766	57,101
Other long-term liabilities	46,946	43,915
Total liabilities	2,413,607	2,435,182
Commitments and contingencies
Stockholders’ equity
Common stock	6	6
Additional paid-in capital	265,817	263,771
Retained earnings	845,795	847,681
Accumulated other comprehensive income	(2,505)	(2,620)
Total stockholders’ equity	1,109,113	1,108,838
Total liabilities and stockholders’ equity	$3,522,720	$3,544,020

PRIMORIS SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Three Months Ended
	March 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$1,310	$(1,674)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities (net of effect of acquisitions):
Depreciation and amortization	27,733	20,172
Stock-based compensation expense	2,379	1,553
Gain on sale of property and equipment	(5,798)	(4,538)
Unrealized loss (gain) on interest rate swap	469	(2,896)
Other non-cash items	491	345
Changes in assets and liabilities:
Accounts receivable	(71,939)	25,691
Contract assets	(82,783)	(45,972)
Other current assets	29,836	(32,570)
Other long-term assets	148	(12,826)
Accounts payable	26,282	12,114
Contract liabilities	(12,000)	51,969
Operating lease assets and liabilities, net	(1,263)	(255)
Accrued liabilities	(30,565)	(4,524)
Other long-term liabilities	363	(12)
Net cash (used in) provided by operating activities	(115,337)	6,577
Cash flows from investing activities:
Purchase of property and equipment	(13,847)	(33,165)
Proceeds from sale of assets	7,377	4,354
Cash paid for acquisitions, net of cash and restricted cash acquired	—	(4,063)
Net cash used in investing activities	(6,470)	(32,874)
Cash flows from financing activities:
Borrowings under revolving lines of credit	75,000	—
Payments on revolving lines of credit	(75,000)	—
Proceeds from issuance of long-term debt	—	30,000
Payments on long-term debt	(31,511)	(26,462)
Proceeds from issuance of common stock	489	422
Dividends paid	(3,187)	(3,192)
Other	(2,392)	(1,994)
Net cash used in financing activities	(36,601)	(1,226)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(79)	502
Net change in cash, cash equivalents and restricted cash	(158,487)	(27,021)
Cash, cash equivalents and restricted cash at beginning of the period	258,991	205,643
Cash, cash equivalents and restricted cash at end of the period	$100,504	$178,622

Non-GAAP Measures

Schedule 1

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income and Adjusted EPS

(In Thousands, Except Per Share Amounts)

(Unaudited)

Adjusted Net Income and Adjusted EPS

Primoris defines Adjusted Net Income as net income (loss) adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) changes in fair value of the Company’s interest rate swap; (v) change in fair value of contingent consideration liabilities; (vi) amortization of intangible assets; (vii) amortization of debt discounts and debt issuance costs; (viii) losses on extinguishment of debt; (ix) severance and restructuring changes; (x) selected (gains) charges that are unusual or non-recurring; and (xi) impact of changes in statutory tax rates. The Company defines Adjusted EPS as Adjusted Net Income divided by the diluted weighted average shares outstanding. Management believes these adjustments are helpful for comparing the Company’s operating performance with prior periods. Because Adjusted Net Income and Adjusted EPS, as defined, exclude some, but not all, items that affect net income and diluted earnings per share, they may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measures, net income and diluted earnings per share, and information reconciling the GAAP and non‐GAAP financial measures, are included in the table below.

	Three Months Ended March 31,
	2023	2022
Net income (loss) as reported (GAAP)	$1,310	$(1,674)
Non-cash stock based compensation	2,379	1,553
Transaction/integration and related costs (1)	2,695	323
Amortization of intangible assets	6,074	3,610
Amortization of debt issuance costs	491	283
Unrealized loss (gain) on interest rate swap	469	(2,896)
Change in fair value of contingent consideration	(245)	-
Income tax impact of adjustments	(3,322)	(776)
Adjusted net income	$9,851	$423
Weighted average shares (diluted) (1)	53,944	53,792
Diluted earnings (loss) per share	$0.02	$(0.03)
Adjusted diluted earnings per share	$0.18	$0.01

(1)	Includes the dilutive effect of stock based awards of 552 for the three months ended March 31, 2022. However, these amounts were excluded from the weighted average diluted shares outstanding when calculating diluted earnings per share for the three months ended March 31, 2022, as their inclusion would be anti-dilutive.

Schedule 2

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

(In Thousands)

(Unaudited)

EBITDA and Adjusted EBITDA

Primoris defines EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) severance and restructuring changes; (v) change in fair value of contingent consideration liabilities; and (vi) selected (gains) charges that are unusual or non-recurring. The Company believes the EBITDA and Adjusted EBITDA financial measures assist in providing a more complete understanding of the Company’s underlying operational measures to manage its business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. EBITDA and Adjusted EBITDA are non‐GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non‐GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The most comparable GAAP financial measure, net income, and information reconciling the GAAP and non‐GAAP financial measures are included in the table below.

	Three Months Ended March 31,
	2023	2022
Net income (loss) as reported (GAAP)	$1,310	$(1,674)
Interest expense, net	18,465	2,876
Provision (benefit) for income taxes	510	(619)
Depreciation and amortization	27,733	20,172
EBITDA	48,018	20,755
Non-cash stock based compensation	2,379	1,553
Transaction/integration and related costs	2,695	323
Change in fair value of contingent consideration	(245)	-
Adjusted EBITDA	$52,847	$22,631

Schedule 3

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted Adjusted Net Income and Adjusted Diluted Earnings Per Share for Full Year 2023

(In Thousands, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted Net Income and EPS to Adjusted EPS for the year ending December 31, 2023.

	Estimated Range
	Full Year Ending
	December 31, 2023
Net income as defined (GAAP)	$113,550	$124,400
Non-cash stock based compensation	7,500	7,500
Amortization of intangible assets	21,500	21,500
Amortization of debt issuance costs	1,900	1,900
Income tax impact of adjustments (1)	(8,700)	(8,700)
Adjusted net income	$135,750	$146,600
Weighted average shares (diluted)	54,200	54,200
Diluted earnings per share	$2.10	$2.30
Adjusted diluted earnings per share	$2.50	$2.70

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 4

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted EBITDA and Adjusted EBITDA for Full Year 2023

(In Thousands, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted EBITDA for the year ending December 31, 2023.

	Estimated Range
	Full Year Ending
	December 31, 2023
Net income as defined (GAAP)	$113,550	$124,400
Interest expense, net	73,000	77,000
Provision for income taxes	43,650	48,800
Depreciation and amortization	112,300	112,300
EBITDA	342,500	362,500
Non-cash stock based compensation	7,500	7,500
Adjusted EBITDA	$350,000	$370,000